Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH CORPORATION ANNOUNCES NEW $15 MILLION TERM LOAN AND AMENDMENT OF EXISTING SUBORDINATED DEBT

Improved Capital Structure Materially Enhances Company’s Liquidity Position

San Diego, CA – July 22, 2015 – Turtle Beach Corporation (NASDAQ: HEAR), the leading-edge audio technology company and #1 in gaming audio, today announced the successful completion of a new $15 million term loan and amendments to its existing subordinated notes, $13.8 million of which will remain outstanding, which taken together with its existing $60 million revolving credit facility are anticipated to fund the Company’s growth for the next several years.

Highlights:

•	Secured new $15 million term loan with Crystal Financial LLC that matures in 2019 and bears interest at LIBOR plus 10.25%

•	Amended terms of $13.8 million of existing subordinated debt held by affiliates of Stripes Group LLC to extend maturities and lower long-term interest rates in exchange for warrants representing 4% of outstanding shares with a strike price 20% above the closing price on July 21, 2015

•	Total debt of $28.8 million outlined above is in addition to the Company’s existing $60 million global credit facility with Bank of America Merrill Lynch

“We are very pleased to have successfully secured this additional capital which along with the amendment to our subordinated debt results in $28.8 million in long-term debt in addition to our $60 million working capital line,” said Juergen Stark, Chief Executive Officer, Turtle Beach Corporation. “With the term loan in place and maturity of all sub-debt extended, Turtle Beach is now well positioned to support future growth. The combination of our global credit facility, long-term debt, and cash flow generated by our gaming headset business, will allow us to cover start-up expenses related to the upcoming launch of HyperSound Clear™ and one-time costs associated with the transition to our new manufacturing partner. At the same time, our improved capital structure provides increased liquidity to fund our annual working capital needs, particularly during the gaming industry’s seasonal slow period in the first half of the year. We are excited to move forward with the improved capital structure in order to best capitalize on the many opportunities that lie ahead.”

The net proceeds of the $15 million Term Loan with Crystal Financial will be used to repay $4 million of the outstanding subordinated debt held by affiliates of Stripes Group LLC (“Stripes”) and for general corporate purposes. $13.8 million of subordinated debt held by affiliates of Stripes will remain outstanding with maturities extended to 2019 and an interest rate of LIBOR plus 10.25% to align with the new term loan. The Company approved a grant to those affiliates of Stripes for warrants to purchase approximately 1.7 million shares of common stock with an exercise price set at $2.54, a 20% premium to the closing price on July 20, 2015, as consideration for the amended terms. The warrants represent 4% of the currently outstanding shares and increase the number of fully diluted shares from approximately 48.7 million to approximately 50.4 million. In connection with the term loan, the Company also amended its revolving credit facility with Bank of America Merrill Lynch.

Stripes is a private equity firm focused on internet, software, healthcare IT and branded consumer products businesses and is the largest shareholder of Turtle Beach. Kenneth A. Fox, a director of Turtle Beach, is the managing general partner of Stripes, and Ronald Doornink, Chairman of the Board of Turtle Beach, is an operating partner of Stripes. Collectively, affiliates of Stripes Group LLC own, of record, approximately 43.7% of the Company’s outstanding shares.

Crystal Financial LCC, a portfolio company of Solar Capital Ltd., is an independent commercial finance company that provides senior and junior secured loans for both asset-based and cash flow financings to middle market companies. It has underwritten, closed and managed more than $20 billion in secured debt commitments across a wide range of industries. For more information please visit www.crystalfinco.com.

For more information on Turtle Beach Corporation’s term loan and the revised subordinated debt agreement, please see the 8-K filed today with the SEC which is available at http://investor.turtlebeachcorp.com/sec.cfm.

About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs leading-edge audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially-licensed headsets for the Xbox One and PlayStation®4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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For Investor Information, Contact:	For Media Information, Contact:
Joshua Weisbord	MacLean Marshall
Sr. Director, Investor Relations	PR/Communications Director
Turtle Beach Corp.	Turtle Beach Corp.
914.205.7685	858.914.5093
joshua.weisbord@turtlebeach.com	maclean.marshall@turtlebeach.com